Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Midatech Pharma PLC

Cardiff, United Kingdom

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated June 15, 2020, relating to the consolidated financial statements as of December 31, 2019 and for each of the two years in the period then ended, which appears in Midatech Pharma PLC’s Annual Report on Form 20-F for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO LLP

BDO LLP

Reading, United Kingdom

May 27, 2021